UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 8, 2007

Date of report (Date of earliest event reported)

Granite City Food & Brewery Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	0-29643	41-1883639
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

(Address of principal executive offices, including zip code)

(952) 215-0660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 8, 2007, we entered into a Stock Purchase Agreement with accredited investors for the sale of $14,002,737 of common stock.  Under this agreement, the investors will purchase 2,617,334 shares of common stock at a price of $5.35 per share.

In connection with the Stock Purchase Agreement, we granted the investors a 12-month right of participation in subsequent financings.

We also agreed, within two business days of the closing date, to repay in full all of our outstanding obligations under our Master Equipment Finance Lease and Equipment Lease Commitment with DHW Leasing, L.L.C. (“DHW”), dated September 19, 2006 (the “DHW Agreement”).  We also agreed, following the repayment in full of our obligations thereunder, not to pay or enter into any agreement to pay or benefit any executive officer, director or 5% shareholder, or any entity affiliated with or controlled by such person (an “Interested Party”) in respect to any goods or services, financial service, loan, guaranty (other than guaranties of our debt), real estate or lease transaction, construction, construction financing or other transaction or service directly or indirectly provided by such Interested Party, or in which such Interested Party is financially interested (collectively, an “Interested Party Transaction”).  The foregoing covenant does not apply to payments or agreements which are compensatory in nature in respect to services provided to our company by our executive officers or directors.  The foregoing covenant does, however, apply to the DHW Agreement and the transactions contemplated thereby so long as any Interested Party, including Steven J. Wagenheim, holds a membership interest in DHW or guaranties any debt of DHW to its lenders.  Mr. Wagenheim presently holds a 20% membership interest in DHW.

We agreed to register for resale the shares of common stock to be issued in this transaction.  If a registration statement is not filed on or before May 7, 2007, or a registration statement is not declared effective on or prior to a required effectiveness date, we have agreed to pay each holder an amount as liquidated damages equal to 1/30 of 1% of the aggregate investment amount then held by the holder of the shares purchased pursuant to the Stock Purchase Agreement for each day of our failure to effect such registration.

In connection with this transaction, we will be required to pay our placement agents an aggregate commission equal to 7.5 percent of the gross proceeds raised and to reimburse our placement agents for expenses of up to a maximum $152,500.

The foregoing description is qualified in its entirety by reference to the Stock Purchase Agreement which appears as Exhibit 10 hereto.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On March 8, 2007, under the Stock Purchase Agreement described under Item 1.01 above, we issued 2,617,334 shares of common stock to accredited investors.  We obtained gross proceeds of $14,002,737 in cash at the closing.  We paid our placement agents an aggregate cash commission of $1,050,205.  We also reimbursed our placement agents for expenses of $79,301.

The shares sold at the closing represented approximately 19.6% of our outstanding common stock before the issuance.  The net proceeds of the financing will be used for working capital, for certain capital expenditures and to pay the outstanding balance due on the Master Equipment Finance Lease and the Equipment Lease Commitment by and between DHW Leasing, L.L.C. and us, dated September 19, 2006.

The foregoing issuance was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and the safe harbor of Rule 506 under Regulation D.  Certificates representing such securities contain restrictive legends preventing sale, transfer or other disposition, unless registered under the Securities Act.  The recipients of such securities received, or had access to, material information concerning our company, including, but not limited to, our reports on Form 10-K, Form 10-Q, and Form 8-K, as filed with the SEC.  Except as set forth above, no discount or commission was paid in connection with the issuance of the common stock.

ITEM 8.01 OTHER EVENTS.

Pursuant to Rule 135c of the Rules and Regulations under the Securities Act of 1933, as amended, reference is made to the press release issued to the public by Granite City Food & Brewery Ltd. on March 8, 2007, attached hereto as Exhibit 99.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)           See “Exhibit Index”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

Date: March 8, 2007	By:	/s/ Peter P. Hausback
Peter P. Hausback
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10	Stock Purchase Agreement between the Registrant and the Investors named as signatories thereto, dated March 8, 2007.

99	Press release regarding unregistered sale of securities, dated March 8, 2007.